FREE WRITING PROSPECTUS Dated January 23, 2018	Filed Pursuant to Rule 433 Registration No. 333-204844 Registration No. 333-204844-09

**PRICED*** $1+BN ALLY AUTO RECEIVABLES TRUST 2018-1

JOINT LEADS: Barclays (str), DB, JPM

CO-MANAGERS: Lloyds, Scotia, Wells Fargo

CLS	$AMT(MM)	OFFERED	WAL	S&P/F	L.FNL	PRICING	YLD	CPN	PRICE
A-1	283.00	268.85	0.29	A1+/F1+	02/19	1.75%	1.75%	1.75%	100.00000
A-2	340.00	323.00	1.03	AAA/AAA	09/20	EDSF+11	2.156%	2.14%	99.99355
A-3	340.00	323.00	2.21	AAA/AAA	06/22	IntS+10	2.367%	2.35%	99.98844
A-4	94.07	89.36	3.34	AAA/AAA	02/23	IntS+16	2.549%	2.53%	99.98226
B	23.52	22.34	3.46	AA+/AA+	05/23	IntS+28	2.678%	2.66%	99.98957
C	19.60	**Retained**
D	14.56	**Retained**

BBERG TICKER	:	ALLYA 2018-1	OFFERING TYPE	:	SEC-REG
EXPECTED PXG	:	PRICED	EXPECTED RTGS	:	S&P/FITCH
EXPECTED SETTLE	:	1/31/18	PRICING SPEED	:	1.30% ABS TO 10% CALL
FIRST PAY DATE	:	2/15/18	ERISA ELIGIBLE	:	YES
BILL & DELIVER	:	BARCLAYS	MIN DENOMS	:	$1K x $1k

-Available Materials-

Attached Materials	:	Preliminary Prospectus, Ratings FWP, Intex CDI
Intex/CDI	:	bcgaart_2018-1_preprice PWD: 2UB2
DealRoadshow	:	www.dealroadshow.com PWD: ALLYA20181

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.